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EXHIBIT 99A

[U S WEST Communications Group Logo]




  Release Date:     April 25, 1996

Contact:     Becky Winning (303) 793-6367
     Dave Banks (303) 896-2721


  U S WEST COMMUNICATIONS GROUP REPORTS RECORD REVENUES AND IMPROVED PROFITS

ENGLEWOOD, Colo. - U S WEST Communications Group (NYSE:USW) reported record growth in revenue and telephone access lines for the first quarter of 1996. Profits for the quarter, before one-time items, grew 4.7 percent compared with the first quarter of 1995.
     First-quarter revenues increased a record 6.3 percent to $2.5 billion, up from $2.3 billion a year ago. Revenue gains were driven by:
*     Record growth in local service revenues, up 9.0 percent;
* Strong growth in revenues from value-added services, such as CLASS, Call Waiting, Caller ID, Voice Messaging Services and data networking services, up approximately 60 percent;
*     Double-digit growth in minutes of use, up 10.3 percent;
* Record growth in access lines, up 4.8 percent (excluding the sale of selected rural telephone exchanges).
     "I'm pleased with U S WEST Communications Group's strong top-line growth and ongoing improvements in customer service," said Dick McCormick, chairman and chief executive officer of U S WEST, Inc. "Sol Trujillo and his team are positioning the company to succeed in an increasingly competitive environment."
     "Our revenue growth exceeded expectations in nearly every category," said Sol Trujillo, president and chief executive officer of U S WEST Communications Group. "That's great news, because revenue growth is one of the most important value drivers in our business. Our first-quarter results demonstrate our ability to increase revenues through improved penetration of existing products, new and innovative products and features, differentiated product packages and strong sales channel development."

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     First-quarter net income rose 4.7 percent to $289 million, up from $276 million in 1995. Earnings per share rose 3.4 percent to $0.61 from $0.59 in the prior year. These totals exclude a one-time, after-tax gain on the sales of rural exchanges totaling $39 million in the first quarter of 1995. They also exclude the cumulative after-tax effect of an accounting change related to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 121, which totaled $34 million, as well as the current-quarter, after-tax effect of that change, which reduced depreciation expense by $5 million.
     "Earnings for the quarter were reduced by higher-than-expected employee-related expenses, partially related to unplanned contract and overtime costs caused by flood conditions in Oregon and Washington," Trujillo said.
     "Approximately 21,000 of our customers were affected by the February flood, and we dispatched more than 800 technicians to restore service, including some on loan from other parts of the U.S. and Canada," Trujillo explained. "We spent approximately $15 million in contract labor and overtime to build customer loyalty with our 3.2 million customers in the Pacific Northwest.
     "The remainder of the increase in employee-related expense was due to accelerating growth in access lines and continued investment in service quality in the first quarter," Trujillo explained. "We initiated aggressive marketing tactics in the last half of 1995 to stimulate strong access-line growth in the first quarter so we could maximize annual revenue opportunities in 1996. We also planned to continue high-priority service-improvement initiatives.
     "We're beginning to see the results of those efforts," he continued. "In the first quarter of 1996, we added 268,000 access lines -- approximately 60 percent more than we added in the same period last year. At the same time, we achieved significant improvements in service quality.
     "We're spending to fuel growth, and that's good," he said. "We're also beginning to achieve productivity improvements on a per-unit-of-volume basis. Over time, those improvements will bring costs down."
     U S WEST Communications Group reported solid growth in EBITDA (earnings before interest, taxes, depreciation and amortization), to $1.1 billion, a 6.0 percent increase compared to first quarter 1995. The company's operating margin expanded to 24.2 percent versus 23.8 percent last year.
     Depreciation increased 3.6 percent to $517 million for the quarter, up from $499 for the first quarter last year. The change was primarily due to increased plant, partially offset by an $8 million (pre-tax) reduction in depreciation expense related to the adoption of SFAS No. 121.

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     Planned capital expenditures for the quarter increased to $711 million to meet the demands of explosive growth.
     "We're on track with our first-quarter performance," Trujillo said.
"We're beginning to see the benefits of a clear strategic focus and key management initiatives. We remain firmly committed to our bottom-line objectives and we expect to make consistent progress toward our goal of delivering improved results."
REGULATORY UPDATE
Also in the first quarter, the Washington State Utilities and Transportation Commission (WUTC) acted on U S WEST Communications Group's rate request. In February of 1995, U S WEST Communications sought to raise rates for basic residential services for the first time in 13 years. Instead, the Commission ordered a significant revenue reduction and ordered the company to set one of the lowest rates for basic residential service in the nation. U S WEST Communications responded immediately by filing with the King County Superior Court for an appeal of the order, a temporary stay of the ordered rate reduction, and authorization to implement a revenue increase. These legal filings are currently under review by the court.
     "We were disappointed by the WUTC order," Trujillo said. "It's too early to speculate what the final outcome will be. However, we believe the current order is unreasonable and we'll aggressively pursue every avenue to achieve recovery of our investment and rational pricing in the state of Washington."
FIRST QUARTER OPERATING HIGHLIGHTS
Operating highlights for the quarter include:
* Despite accelerating growth, U S WEST Communications demonstrated solid, year-over-year improvements in customer service measures. As an example, the company achieved a 25-percent reduction in the number of orders for primary service held for more than 30 days.
* In January, U S WEST Communications announced the deployment of its "U S WEST Network 21" in seven major metro areas. This fiber-optic ring architecture will enable the company to provide state-of-the-art service to the majority of private-line and switched traffic in a metro area.

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*     U S WEST Communications also introduced a number of new products, packages and services. One example is the U S WEST Home Business Line, a new service that allows customers to convert their residence line to a business line and have two numbers -- one for residence use and the other for business use -- each with its own distinctive ring.
* !NTERPRISE [registered trademark], the data-networking arm of U S WEST Communications, successfully tested data-communications technology capable of providing consumers and businesses with faster network access to data. During comprehensive technical trials in Colorado and Minnesota, U S WEST employees connected to the public Internet and to U S WEST's corporate network at speeds up to 1.544 megabits per second.
* U S WEST Communications also issued its proposed agreement for competitive interconnection and resale to more than 20 existing and potential competitors throughout its 14-state territory. The proposed agreement establishes a framework for individual negotiations with potential competitive providers.
U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Media Group (NYSE:UMG), is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.

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